California Series Composite Materials          Adjustment 77J

SOP for California Income Series and California
Series


California Income Reclassification of Capital Accounts: The Series accounts for and reports distributions to shareholders in accordance with the AICPA Statement of Position
93-2: Determination, Disclosure, and Financial Statement Presentation of Income, Capital
Gains and Return of Capital Distributions by Investment Companies.
  The effect of
applying this statement was to decrease paid in capital by $126,390, increase accumulated net realized loss by $171,151, and increase undistributed net investment income by $297,541. Net investment income, net realized gains and net assets were not
affected by this change.

California Series Reclassification of Capital Accounts: The Series accounts and reports for distributions to shareholders in accordance with the AICPA Statement of Position 93-
2: determination, Disclosure and Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by Investment Companies.
 The effect of
applying this statement was to increase paid in capital in excess of par and decrease accumulated net realized gain by $15,553. Net investment income, net realized gains and
net assets were not affected by this change.